Filed Pursuant to Rule 433

Registration Statement No. 333-271711

Schlumberger Investment S.A.

$500,000,000 4.500% Senior Notes due 2028

$500,000,000 4.850% Senior Notes due 2033

Pricing Term Sheet

May 8, 2023

Issuer:	Schlumberger Investment S.A.

Guarantor:	Schlumberger Limited

Issue Format:	SEC registered

Guarantor Ratings (Moody’s/S&P)*:	A2 (Stable) / A (Stable)

Trade Date:	May 8, 2023

Settlement Date**:	May 15, 2023

Title:	4.500% Senior Notes due 2028 (the “2028 Notes”)	4.850% Senior Notes due 2033 (the “2033 Notes” and, together with the 2028 Notes, the “Notes”)

Principal Amount:	$500,000,000	$500,000,000

Coupon:	4.500%	4.850%

Price to Public:	99.810%	99.914%

Interest Payment Dates:	May 15 and November 15, beginning November 15, 2023	May 15 and November 15, beginning November 15, 2023

Maturity Date:	May 15, 2028	May 15, 2033

Make-Whole Call:	T + 20 basis points	T + 25 basis points

Par Call:	At any time on or after April 15, 2028	At any time on or after February 15, 2033

Benchmark Treasury:	UST 3.500% due April 30, 2028	UST 3.500% due February 15, 2033

Treasury Yield:	3.493%	3.511%

Spread to Benchmark Treasury:	+105 basis points	+135 basis points

Reoffer Yield:	4.543%	4.861%

CUSIP:	806854 AK1	806854 AL9

ISIN:	US806854AK11	US806854AL93

Joint Book-Running Managers:	BofA Securities, Inc. Deutsche Bank Securities Inc. MUFG Securities Americas Inc. BBVA Securities Inc. BNP Paribas Securities Corp. J.P. Morgan Securities LLC SG Americas Securities, LLC

Co-Managers:	HSBC Securities (USA) Inc. Natixis Securities Americas LLC Standard Chartered Bank UniCredit Capital Markets LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

**	Settlement and Sale of the Notes

The Issuer expects to deliver the Notes against payment for the Notes on or about May 15, 2023 which will be the fifth business day following May 8, 2023, the date of the pricing of the Notes. Since trades in the secondary market generally settle in two business days, purchasers who wish to trade Notes on any date prior to the second business day before delivery will be required, by virtue of the fact that the Notes initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, you can request a copy of the prospectus by contacting BofA Securities, Inc. at 1-800-294- 1322 or dg.prospectus_requests@bofa.com, Deutsche Bank Securities Inc. at 1-800-503-4611 or prospectus.CPDG@db.com and MUFG Securities Americas Inc. at 1-877-649-6848.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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